Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of The China Fund, Inc., a Maryland corporation (the “Company”);

WHEREAS, City of London Investment Group PLC (“City of London”), a United Kingdom public limited company, City of London Investment Management Limited, a United Kingdom private limited company, Julian Reid, Richard A. Silver and certain of their affiliates (collectively, the “Group”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2018 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2018 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 29th day of December 2017 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. City of London or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to City of London of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. To the extent possible, such notice shall be provided to City of London within 24 hours of each transaction..

3.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2018 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       City of London shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.       Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by City of London, or its representatives, which approval shall not be unreasonably withheld.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.       The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties.  Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan Frome Wolosky LLP (“Olshan”), Fax No. (212) 451-2222.

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and City of London and its affiliates relating to their investment in the Company.

11.       The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.       Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

City of London Investment Group PLC

By:	/s/ Barry M. Olliff
	Name:	Barry M. Olliff
	Title:	Director

City of London Investment Management Company Limited

By:	/s/ Barry M. Olliff
	Name:	Barry M. Olliff
	Title:	Director

/s/ Barry M. Olliff
Barry M. Olliff

/s/ Julian Reid
Julian Reid

/s/ Richard A. Silvers
Richard A. Silvers